EXHIBIT 23.0

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Nos. 33-82676, 33-82194, 33-95248, 333-65063, 333-36206, and 333-102992) on Form S-8 of FLIR Systems, Inc. of our reports dated January 31, 2003, with respect to the consolidated balance sheet of FLIR Systems, Inc. as of December 31, 2002, and the related consolidated statement of operation, shareholders’ equity, and cash flow for the year then ended, and the related financial statement schedule, which reports appear in the December 31, 2002, annual report on Form 10-K of FLIR Systems, Inc

Our report refers to our audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), as more fully described in Notes 5 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such disclosures.

/S/  KPMG LLP

Portland, Oregon

March 6, 2003